Exhibit 99.1

Rica Foods, Inc.

Announces its Results of Operations

for the Third Quarter

Miami, FL. August 16, 2004. Rica Foods, Inc. (AMEX: RCF—News; “The Company”) announced its results of operations for the third quarter of the fiscal year ending September 30, 2004.

The Company’s business primarily involves the production and marketing of poultry products and animal feed and the operation of quick service fried chicken restaurants. The Company’s two wholly-owned subsidiaries, As de Oros, S.A. and Pipasa, S.A., through which the Company’s operations are principally conducted, distribute these products throughout Costa Rica and export mostly within Central America.

Results of operations for the three months ended June 30, 2004 compared to the three months ended June 30, 2003.

For the three months ended June 30, 2004, the Company generated net loss applicable to common stockholders of $1,344,998 ($0.10 basic loss per share), compared to a net loss applicable to common stockholders of $134,807 ($0.01 basic loss per share) for the three months ended June 30, 2003.

For the three months ended June 30, 2004, net sales and cost of sales increased by 12.4% and 23.4%, respectively. The increase in sales is primarily attributable to increases in sales in the exports, by-products and animal feed segments.

The increase in sales for the last two fiscal quarters is primarily the result of an overall increase in volume in all of the Company’s segments, in addition to a combination of increases in sales prices and improved distribution logistics in certain segments. Management believes the increase in sales in all of the segments is primarily due to marketing efforts, improvement in distribution logistics and an increase in sales to the existing local and foreign markets.

The increase in the cost of sales was primarily the result of the overall increase in sales and increases in the costs of raw material, such as corn and soybean meal which make up approximately 60% of the total cost of raw material, in addition to increases in the shipping costs associated with obtaining such raw material. For the three months ended June 30, 2004, the cost of corn and soybean meal increased by approximately 25.8% and 58.0%, respectively, when compared to the purchase price of such products for the three months ended June 30, 2003. Cost of sales was a greater percentage of sales for the quarter ended June 30, 2004 (79.4%) as compared to the quarter ended June 30, 2003 (72.3%) also primarily due to the increased cost of imported raw material.

The Company uses segment profit (loss) margin information to analyze segment performance, which is defined as the ratio between the income or loss from operations associated with a segment and the net sales associated with the subject segment.

Broiler sales increased by 2.5% for the quarter ended June 30, 2004 when compared with the quarter ended June 30, 2003, primarily due to an increase in volume of approximately 4.4%. The profit margin for this segment decreased from 20.5% in the quarter ended June 30, 2003 to 8.4% in the quarter ended June 30, 2004, primarily due to an increase in the cost of imported raw material and variation in the sales mix to less profitable products.

Animal feed sales increased by 18.0% for the quarter ended June 30, 2004 when compared with the quarter ended June 30, 2003, mainly attributable to an increase in volume of 5.9% and an increase in sales prices. The increase in volume was primarily attributable to an increase in the number of distribution channels, an increase in the volume of purchases by current customers and an increase in the overall number of commercial feed brand. The profit margin for the animal feed segment decreased from 6.9% in the quarter ended June 30, 2003 to 5.8% in the quarter ended June 30, 2004, primarily as a result of an increase in the costs of imported raw material, which was partially offset by an increase in sales prices.

By-products sales increased by 19.7% for the quarter ended June 30, 2004 when compared with the quarter ended June 30, 2003, mainly due to an increase in the volume of by-product sales by 30.0%. The increase in sales is mainly attributable to the introduction of new product brands into the market and an increase in sales of certain product brands that the Company had been unable to produce in the comparable fiscal quarter of 2003, following the fire to the by-product processing plant in February 2003. The profit margin for by-products increased from a -2.3% in the quarter ended June 30, 2003 to 12.0% in the quarter ended June 30, 2004. During the quarter ended June 30, 2003, the Company incurred substantial costs associated with the renting of by-product production facilities while the Company’s by-product processing plant was being reconstructed following the February 2003 fire. The elimination of these rental costs was the primary reason for the increased profit margin for the quarter ended June 30, 2004, which increase was partially offset by an increase in the costs of imported raw material.

Export sales increased by 58.2% for the quarter ended June 30, 2004 when compared with the quarter ended June 30, 2003, mainly due to an increase in the number of pet food and commercial animal feed customers in Central America. In addition, in November 2003, the government of Honduras lifted its restriction on the import of poultry-related products which had been in place since March 2002 and the Company has once again initiated exporting poultry-related products to Honduras Profit margin decreased from 19.0% in the quarter ended June 30, 2003 to 15.0% in the quarter ended June 30, 2004, mainly due to an increase in the cost of imported raw material.

Quick service sales decreased by 3.3% for the quarter ended June 30, 2004 when compared with the quarter ended June 30, 2003. During the quarter ended June 30, 2004, the Company closed certain of its quick service restaurants in order to relocate such restaurants to larger, more populated locations. The Company anticipates that such restaurants will become operational in their new locations during the fourth quarter of 2004. This segment’s profit margin declined slightly from 5.8% in the quarter ended June 30, 2003 to 4.2% in the quarter ended June 30, 2004, mainly as a result of the decrease in sales.

Sales for the other products segment increased by 13.9% for the quarter ended June 30, 2004 when compared with the quarter ended June 30, 2003, mainly due to an increase in the sale of commercial eggs. This segment’s profit margin decreased from a positive margin of 3.3% to a loss margin of 10.4%, mainly due to the increase in the cost of imported raw material, partially offset by an increase in sales prices.

Operating expenses decreased by 11.7% or $919,596 for the three months ended June 30, 2004 when compared to the three months ended June 30, 2003. Operating expenses represented 19.9% and 25.3% of net sales for the three months ended June 30, 2004 and 2003, respectively.

For the three months ended June 30, 2004, selling expenses did not vary significantly, decreasing by $69,254 or 1.5%, when compared to the three months ended June 30, 2003. For the three months ended June 30, 2004, general and administrative expenses decreased by $850,342, or 27.2%, when compared to the three months ended June 30, 2003. This decrease in general and administrative expenses is mainly due to a reduction in the Company’s payroll and payroll related charges.

Other expenses increased by 49.2% for the three months ended June 30, 2004, when compared to the three months ended June 30, 2003, primarily as a result of a decrease in interest income. In addition, during the three months ended June 30, 2003, the Company received approximately $450,000 of cash dividends, included in net miscellaneous income, from its 10% ownership interest in Industrias Oleoginosas, S.A. (“INOLASA”), the only supplier of soybean meal in Costa Rica. The Company has not received any dividends from its investment in INOLASA in the current fiscal year.

The Company’s provision for income tax was $110,864 for the three months ended June 30, 2004, compared to an income tax benefit of $144,423 for the three months ended June 30, 2003. The income tax benefit for the quarter ended June 30, 2003 was primarily due to the Company’s downward adjustment of its income tax provision for the three months ended June 30, 2003 due to lower expected income tax for fiscal year 2003. Effective tax rates for the fiscal quarters ended June 30, 2004 and 2003 were –9.2% and 63.5%, respectively.

Results of operations for the nine months ended June 30, 2004 compared to the nine months ended June 30, 2003.

For the nine months ended June 30, 2004, the Company generated net loss applicable to common stockholders of $2,388,147 ($0.19 basic loss per share), compared to a net income applicable to common stockholders of $178,890 ($0.01 basic earnings per share) for the nine months ended June 30, 2003.

For the nine months ended June 30, 2004, net sales increased by 4.6% or $4.5 million and cost of sales increased by 11.7% or $7.9 million when compared to the nine months ended June 30, 2003. The increase in overall sales is primarily attributable to an increase in the sales in the exports, animal feed and others segments, partially offset by a decrease in sales in the broiler segment during the first quarter of fiscal 2004.

For the nine months ended June 30, 2004, the cost of imported corn and soybean meal increased by approximately 15.7% and 49.2%, respectively, when compared to the cost of such materials for the nine months ended June 30, 2003. Cost of sales was a greater percentage of sales for the nine months ended June 30, 2004 (74.9%) as compared to the nine months ended June 30, 2003 (70.2%) primarily due to increases in the costs of imported raw material.

Broiler sales decreased by 3.9% for the nine months ended June 30, 2004 when compared with the nine months ended June 30, 2003, primarily due to a decrease in the volume of broiler sales by approximately 0.7%. The profit margin for this segment decreased from 22.0% for the nine months ended June 30, 2003 to 12.7% for the nine months ended June 30, 2004, primarily due to an increase in the cost of imported raw material.

Animal feed sales increased by 5.1% for the nine months ended June 30, 2004 when compared with the nine months ended June 30, 2003, primarily due to an increase in sales prices, partially offset by a 5.3% decrease in the volume of animal feed sales, particularly commercial feed. The profit margin for animal feed decreased slightly from 8.5% for the nine months ended June 30, 2003 to 8.3% for the nine months ended June 30, 2004, primarily due to an increase in the cost of imported raw material, partially offset by an increase in sales prices and variations in the sales mix to more profitable products.

By-products sales increased by 2.6% for the nine months ended June 30, 2004 when compared with the nine months ended June 30, 2003, mainly due to an increase in the volume of 1.7%. The profit margin for by-products increased from 8.9% for the nine months ended June 30, 2003 to 13.7% for the nine months ended June 30, 2004, mainly due to an increase in the sale of products with higher profit margins and the elimination of rental costs for by-product processing facilities following the successful reconstruction of the Company’s by-product processing plant following a fire in February 2003, partially offset by an increase in the cost of imported raw material.

Export sales increased by 51.5% for the nine months ended June 30, 2004 when compared with the nine months ended June 30, 2003, mainly due to an increase in the number of fertile egg, pet food and commercial animal feed customers in Central America. In addition, in November 2003, the government of Honduras lifted its restriction on the import of poultry-related products which had been in place since March 2002 and the Company again initiated exporting poultry-related products to Honduras.

Profit margin in the export segment increased from 16.8% for the nine months ended June 30, 2003 to 17.6% for the nine months ended June 30, 2004, mainly due to a variation in the product mix to more profitable products, partially offset by an increase in the cost of imported raw material.

Quick service sales increased by 3.5% for the nine months ended June 30, 2004 when compared with the nine months ended June 30, 2003 mainly due to increases in sales prices and expansion of the Company’s marketing efforts. This segment’s profit margin increased from 5.8% for the nine months ended June 30, 2003 to 10.3% for the nine months ended June 30, 2004, mainly as a result of increases in the sales prices for quick service products and variations in the sales mix to more profitable products.

Sales for the other products segment increased by 28.8% for the nine months ended June 30, 2004 when compared with the nine months ended June 30, 2003, mainly due to an increase in the sale of commercial eggs. This segment’s profit margin did not vary significantly decreasing from 4.9% to 4.0%, mainly due to an increase in the cost of imported raw material.

Operating expenses decreased by 6.7% or $1.6 million for the nine months ended June 30, 2004 when compared to the nine months ended June 30, 2003. Operating expenses represented 22.4% and 25.1% of net sales for the nine months ended June 30, 2004 and 2003, respectively.

For the nine months ended June 30, 2004, selling expenses decreased by 3.7% or $536,121, when compared to the nine months ended June 30, 2003. This decrease in mainly due to a reduction in the Company’s vehicle leasing expenditures as a result of the company’s purchase of distribution trucks and a decrease in expenditures related to the renting of frozen storage containers as a result of a decrease in the Company’s broiler inventory levels.

For the nine months ended June 30, 2004, general and administrative expenses decreased by 11.1% or $1,089,624 when compared to the nine months ended June 30, 2003. This decrease in general and administrative expenses is mainly due to a reduction in the Company’s rental expenses, a decrease in payroll and payroll related charges and a decrease in depreciation and amortization expenses.

Other expenses increased by 30.4% for the nine months ended June 30, 2004, when compared to the nine months ended June 30, 2003, primarily as a result of an decrease in interest income, the receipt of annual dividends from INOLASA in the third fiscal quarter of fiscal 2003 and the recognition of a pretax charge of approximately $416,000 to provision for a payroll related charge to a Costa Rican government institution “Instituto Nacional de Aprendizaje” (the “INA Charge”) during the three months ended March 31, 2004.

The Company’s provision for income tax was $38,490 for the nine months ended June 30, 2004, compared to an income tax expense of $423,536 for the nine months ended June 30, 2003, mainly due to a decrease in the Company’s estimated taxable income and an increase in deferred income tax benefit related to the provision recorded for the INA Charge. Effective rates for the nine months ended June 30, 2004 and 2003 were -1.7% and 55.9%, respectively.

RICA FOODS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	June 30, 2004	September 30, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$490,720	$3,343,255
Short-term investments	24,131	2,469,301
Notes and accounts receivable	15,969,593	17,760,056
Due from related parties	—	1,415,821
Inventories	16,287,647	14,132,819
Deferred income taxes	359,268	255,064
Prepaid expenses	687,215	742,984

Total current assets	33,818,574	40,119,300

Property, plant and equipment	34,936,691	36,782,594
Long-term receivables-trade	308,629	627,831
Long-term investments	3,355,157	3,784,470
Other assets	7,076,968	7,782,744
Goodwill	1,452,357	1,555,828

Total assets	$80,948,376	$90,652,767

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$8,072,582	$17,195,317
Accrued expenses	3,305,294	3,320,497
Notes payable	9,929,855	36,547,238
Current portion of long-term debt	2,573,554	3,978,580
Due to stockholders	—	51,872

Total current liabilities	23,881,285	61,093,504

Long-term debt, net of current portion	32,951,054	6,727,905
Deferred income tax liability	2,116,925	2,101,856

Total liabilities	58,949,264	69,923,265

Minority interest	894,913	1,336,445

Stockholders’ equity:
Common stock	12,865	12,865
Preferred stock	1,180,838	2,216,072
Additional paid-in capital	25,800,940	25,800,940
Accumulated other comprehensive loss	(15,942,708)	(15,586,903)
Retained earnings	10,335,658	12,723,806

	21,387,593	25,166,780

Less:
Due from stockholders	—	(5,490,329)
Treasury stock, at cost	(283,394)	(283,394)

Total stockholders’ equity	21,104,199	19,393,057

Total liabilities and stockholders’ equity	$80,948,376	$90,652,767

RICA FOODS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2004	2003	2004	2003
Sales	$34,918,168	$31,074,055	$101,533,791	$97,066,466
Cost of sales	27,712,975	22,453,524	76,055,935	68,119,170

Gross profit	7,205,193	8,620,531	25,477,856	28,947,296

Operating expenses:
Selling	4,665,541	4,734,795	13,999,354	14,535,475
General and administrative	2,272,567	3,122,909	8,745,679	9,835,303

Total operating expenses	6,938,108	7,857,704	22,745,033	24,370,778

Income from operations	267,085	762,827	2,732,823	4,576,518
Other expenses (income):
Interest expense	1,040,602	1,042,255	3,235,338	3,268,528
Interest income	(48,877)	(387,373)	(602,926)	(1,186,714)
Foreign exchange loss, net	575,794	657,508	2,084,280	2,191,300
Provision for contingencies	—	—	416,380	—
Miscellaneous, net	(90,086)	(322,093)	(153,736)	(453,995)

Other expenses, net	1,477,433	990,297	4,979,336	3,819,119
Income (loss) before income taxes and minority interest	(1,210,348)	(227,470)	(2,246,513)	757,399
Provision (benefit) for income tax	110,864	(144,423)	38,490	423,536

Income (loss) before minority interest	(1,321,212)	(83,047)	(2,285,003)	333,863
Minority interest	9,240	16,966	37,622	52,812

Net income (loss)	(1,330,452)	(100,013)	(2,322,625)	281,051
Preferred stock dividends	14,546	34,794	65,522	102,161

Net income (loss) applicable to common stockholders	$(1,344,998)	$(134,807)	$(2,388,147)	$178,890

Basic earnings (loss) per share	$(0.10)	$(0.01)	$(0.19)	$0.01

Diluted earnings (loss) per share	$(0.10)	$(0.01)	$(0.19)	$0.01

Basic weighted average number of common shares outstanding	12,811,469	12,811,469	12,811,469	12,811,469

Diluted weighted average number of common shares outstanding	12,811,469	12,811,469	12,811,469	12,811,469

RICA FOODS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the nine months ended June 30, 2004 and 2003

(Unaudited)

	2004	2003
Cash flows from operating activities:
Net income (loss)	$(2,322,625)	$281,051
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	3,260,362	3,482,206
Production poultry	2,704,515	2,597,239
Allowance for inventory obsolescence	298,533	72,922
Derivative unrealized loss (gain)	213,900	(458,304)
Gain on sale of productive assets	5,788	(39,405)
Deferred income tax	(108,153)	67,633
Provision for doubtful receivables	187,106	230,403
Amortization of deferred debt costs	100,036	158,488
Minority interest	37,622	52,812
Changes in operating assets and liabilities:
Notes and accounts receivable	1,735,437	(1,243,700)
Inventories	(5,150,285)	(4,486,830)
Prepaid expenses	55,769	(30,875)
Accounts payable	(9,123,328)	7,401,418
Accrued expenses	(15,202)	353,414
Long-term receivables-trade	286,991	(16,422)

Net cash provided (used) by operating activities	(7,833,534)	8,422,050

Cash flows from investing activities:
Short-term investments	2,445,170	147,430
Long-term investments	174,398	(92,623)
Additions to property, plant and equipment	(3,270,576)	(3,508,652)
Proceeds from sales of productive assets	385,830	942,342
Change in other assets	(211,397)	(1,720,605)

Net cash used in investing activities	(476,575)	(4,232,108)

Cash flows from financing activities:
Preferred stock cash dividends	(103,144)	(154,973)
Short-term financing:
New loans	41,973,687	14,393,468
Payments	(69,345,992)	(13,573,455)

(Continued on next page)

RICA FOODS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Nine months ended June 30, 2004 and 2003

(Unaudited)

(Continued)

	2004	2003
Long-term financing:
New loans	36,800,287	812,724
Payments	(11,248,559)	(7,062,736)
Preferred shares repurchased	(513,232)	36,757
Due from stockholders and related party	6,854,873	—

Net cash provided (used) by financing activities	4,417,920	(5,548,215)

Effect of exchange rate changes on cash and cash equivalents	1,039,654	1,295,093
Decrease in cash and cash equivalents	(2,852,535)	(63,180)
Cash and cash equivalents at beginning of period	3,343,255	2,728,293

Cash and cash equivalents at end of period	$490,720	$2,665,113

Supplemental disclosures of cash flow information:
Cash paid during period for:
Interest	$3,164,222	$3,046,485

Income taxes	$167,361	$641,844

Supplemental Schedule of non-cash activities:
Benefits to Chief Executive Officer	$70,673	$205,690

The Company’s operations are largely conducted through its 100% owned subsidiaries, Corporacion Pipasa, S.A. and subsidiaries (“Pipasa”) and Corporacion As de Oros, S.A. and subsidiaries (“As de Oros”). The Company’s subsidiaries’ primary business is derived from the production and sale of broiler chickens, processed chicken, beef and pork by-products, commercial eggs, and premixed feed and concentrate for livestock and domestic animals. The Company’s subsidiaries own 97 urban and rural outlets throughout Costa Rica, three modern processing plants and four animal feed plants. As de Oros also owns and operates two chains of 28 quick service restaurants in Costa Rica called Restaurantes As de Oros and Kokoroko. Pipasa and As de Oros export its products to all countries in Central America, Colombia, Dominican Republic and Hong Kong.

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company’s actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may affect the operating results of the Company are the following: (i) fluctuations in the cost and availability of raw materials, such as feed grain costs in relation to historical levels; (ii) market conditions for finished products, including the supply and pricing of alternative proteins which may impact the Company’s pricing power; (iii) risks associated with leverage, including cost increases attributable to rising interest rates; and (iv) changes in regulations and laws, including changes in accounting standards, environmental laws, occupational and labor laws, health and safety regulations, and currency fluctuations.

Words such as expects, anticipates, intends, plans, believes, seeks, estimates, should and variations of those words and similar expressions are intended to identify these forward-looking statements. Forward-looking statements made by the Company and its management are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligations to update or review any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise. Such forward -looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For more complete information concerning factors that could affect the Company’s results, reference is made to the Company’s registration statements, reports, or other documents filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

For more information contact Rica Foods at (305) 858-9480, or e-mail to mmarenco@ricafoods.com.

SOURCE: Rica Foods, Inc.